Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Third Quarter and Nine Months of 2019 Financial Results

CANTON, Mass. (November 12, 2019) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for its third quarter ended September 30, 2019.

Third Quarter 2019 Financial Summary:

•	Net revenue of $64.3 million for the third quarter of 2019, up 27% compared to net revenue of $50.8 million for the third quarter of 2018. Net revenue comprised:

•	Net revenue from Advanced Wound Care products of $54.3 million, up 25% from the third quarter of 2018.

•	Net revenue from Surgical & Sports Medicine products of $10.0 million, up 39% from the third quarter of 2018.

•	Net revenue from the sale of PuraPly products of $31.8 million for the third quarter of 2019, up 78% from the third quarter of 2018.

•

Net revenue from the sale of non-PuraPly products of $32.5 million for the third quarter of 2019, down 1% from the third quarter of 2018. Net revenue from the sales of non-PuraPly commercially available products (specifically excluding Affinity) increased 12% from the third quarter of 2018.

•	Net loss was $10.7 million for the third quarter of 2019, compared to a net loss of $13.1 million for the third quarter of 2018.

•	Adjusted EBITDA loss of $4.8 million for the third quarter of 2019, compared to Adjusted EBITDA loss of $7.3 million for the third quarter of 2018.

Third Quarter 2019 and Recent Highlights:

•	On July 1, 2019, the Company announced that the common stock of Organogenesis Holdings Inc. had been added to the Russell 2000®, Russell 3000® and Russell Microcap® Indexes.

•	On July 8, 2019, the Company announced its 2019 sponsorship of the American Podiatric Medical Association (APMA), including support for two of the APMA’s leading educational programs.

•

On August 19, 2019, the Company announced the completion of its exchange offer relating to its publicly traded warrants and subsequently issued an aggregate of 2,925,731 shares of its Class A common stock. Following the exchange offer and the related mandatory redemption, no public warrants are outstanding.

•

On October 7, 2019, the Company presented new data on ReNu® at the International Cartilage Regeneration & Joint Preservation Society’s (ICRS) 2019 15th World Congress, held Oct. 5-9 in Vancouver, British Columbia, Canada. Research, which included two podium presentations demonstrating the use of ReNu in reducing the severity of symptoms associated with knee osteoarthritis (OA), as well as a poster presentation providing evidence of the potential for ReNu to decrease pro-inflammatory cytokines and proteases, while increasing anti-inflammatory cytokines and inhibitors.

•

On October 12, 2019, the Company presented the latest advanced wound care research on Apligraf® and NuShield® at the Symposium on Advanced Wound Care (SAWC) Fall 2019 meeting, which was held from Oct. 12-14 in Las Vegas, NV.

“We delivered another quarter of significant year-over-year revenue growth across both our Advanced Wound Care and Surgical and Sports Medicine portfolios,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “We grew our customer base across both portfolios and leveraged PuraPly’s pass through advantage to gain new accounts, drive PuraPly adoption deeper into existing accounts and drive sales of our non-PuraPly products to existing PuraPly accounts. Strong execution also drove year-over-year growth of commercially available non-PuraPly products across our customer base. I am very pleased that despite amniotic capacity constraints, we successfully leveraged our diversified portfolio to deliver a solid quarter.”

Mr. Gillheeney, Sr. continued: “With continued execution against our PuraPly commercial strategy and improved amniotic capacity exiting Q3, we expect a strong finish to the year. We have updated our full-year 2019 revenue guidance and now expect to grow in a range of 31% to 34%. We remain committed to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Net Revenue Summary:

The following table represents net revenue by product grouping for the three and nine months ended September 30, 2019:

	Three Months Ended September 30,		Increase/Decrease		Nine Months Ended September 30,		Increase/Decrease
(In thousands)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Advanced Wound Care	$54,310	$43,597	$10,713	25%	$157,365	$109,711	$47,654	43%
Surgical & Sports Medicine	9,955	7,172	2,783	39%	28,971	20,139	8,832	44%

Net revenue	$64,265	$50,769	$13,496	27%	$186,336	$129,850	$56,486	44%

Third Quarter 2019 Results:

Net revenue for the third quarter of 2019 was $64.3 million, compared to $50.8 million for the third quarter of 2018, an increase of $13.5 million, or 27%. The increase in net revenue was driven by a $10.7 million increase in net revenue of Advanced Wound Care products and a $2.8 million increase in net revenue of Surgical & Sports Medicine products, representing growth of 25% and 39%, respectively, compared to the third quarter of 2018. The increase in Advanced Wound Care net revenue was primarily attributable to additional sales personnel, PuraPly regaining pass-through reimbursement status for the two-year period effective October 1, 2018 and the continued growth in adoption of our amniotic products despite the suspension of Affinity beginning in the first quarter of 2019. The increase in Surgical & Sports Medicine revenue was primarily due to the expansion of the sales force and penetration of existing and new customer accounts. Net revenue of PuraPly products for the third quarter of 2019 was $31.8 million, compared to $17.9 million for the third quarter of 2018, an increase of $13.9 million, or 78%. Net revenue of PuraPly products represented approximately 49% of net revenue in the third quarter of 2019, compared to 35% of net revenue in the third quarter of 2018.

Gross profit for the third quarter of 2019 was $45.1 million or 70% of net revenue, compared to $31.3 million, or 62% of net revenue for the third quarter of 2018, an increase of $13.8 million, or 44%. The improvement in gross profit and gross profit margin percentage resulted primarily from a more favorable product mix of revenue in the third quarter of 2019, PuraPly regaining pass-through reimbursement status, and volume-based manufacturing efficiencies.

Operating expenses for the third quarter of 2019 were $53.4 million, compared to $41.4 million for the third quarter of 2018, an increase of $12.0 million, or 29%. The increase in operating expenses in the third quarter of 2019 as compared to the third quarter of 2018 was driven primarily by higher selling, general and administrative expenses which increased to $49.5 million, compared to $38.6 million in the third quarter of 2018, an increase of $10.9 million, or 28%. The increase in selling, general and administrative expenses is primarily due to additional headcount, predominantly in the direct sales force, increased sales commissions due to higher sales, and increased marketing and promotional expenses for the Company’s products. R&D expense was $3.9 million for the third quarter of 2019, compared to $2.8 million in the third quarter of 2018, an increase of $1.1 million, or 41%. The increase in R&D was driven by additional headcount and continued and new investments in clinical programs and our new product pipeline.

Operating loss for the third quarter of 2019 was $8.3 million, compared to an operating loss of $10.1 million for the third quarter of 2018, a decrease of $1.8 million, or 18%. Total other expenses, net, for the third quarter of 2019 were $2.4 million, compared to $3.0 million for the third quarter of 2018, a decrease of $0.6 million, or 19%. The decrease was driven primarily by a decrease in interest expense and a decrease in the change in the fair value of warrant liability.

Net loss for the third quarter of 2019 was $10.7 million, or $0.12 per share, compared to a net loss of $13.1 million, or $0.19 per share, for the third quarter of 2018, a decrease of $2.3 million, or 18%.

As of September 30, 2019, the Company had $23.0 million in cash and $100.8 million in debt obligations, of which $17.8 million were capital lease obligations, compared to $21.3 million in cash and $59.3 million in debt obligations, of which $17.7 million were capital lease obligations, as of December 31, 2018.

First Nine Months of 2019 Results:

Net revenue for the nine months ended September 30, 2019 was $186.3 million, compared to $129.9 million for the first nine months of 2018, an increase of $56.5 million, or 44%. The increase in net revenue was driven by a $47.7 million increase, or 43%, in net revenue of Advanced Wound Care products and a $8.8 million increase, or 44%, in net revenue of Surgical & Sports Medicine products compared to the prior year. Net revenue of PuraPly products for the nine months ended September 30, 2019 were $86.9 million, compared to $41.3 million for the first nine months of 2018, an increase of $45.6 million, or 111%. Net revenue of PuraPly products represented approximately 47% of net revenue for the nine months ended September 30, 2019, compared to 32% for the first nine months of 2018.

Gross profit for the nine months ended September 30, 2019 was $130.8 million or 70% of net revenue, compared to $78.6 million, or 60% of net revenue, for the first nine months of 2018, an increase of $52.2 million, or 66%. The largest contributors to the increase in gross margin from the year earlier period were increased sales volume due to the strength in our Advanced Wound Care products, the resulting higher margins realized as a result of manufacturing efficiencies, and PuraPly regaining pass-through reimbursement status for the 2-year period effective October 1, 2018.

Operating expenses for the nine months ended September 30, 2019 were $158.5 million, compared to $125.6 million for the first nine months of 2018, an increase of $32.9 million, or 26%. The increase in operating expenses in 2019 as compared to 2018 was driven primarily by higher selling, general and administrative expenses which increased to $147.3 million, compared to $114.5 million in 2018, an increase of $32.8 million, or 29%. The increase in selling, general and administrative expenses is primarily due to additional headcount, predominantly in our direct sales force; higher legal, consulting fees and other costs associated with the ongoing operations of our business; the warrant exchange offer transaction; and additional amortization associated with intangible assets acquired. Operating expenses for the nine months ended September 30, 2019 were also impacted by higher R&D expenses which were $11.2 million, compared to $7.7 million for the first nine months of 2018, an increase of $3.5 million, or 46% due to additional personnel and new and ongoing clinical programs.

Operating loss for the nine months ended September 30, 2019 was $27.7 million, compared to an operating loss of $47.1 million for the first nine months of 2018, a decrease of $19.4 million, or 41%. Total other expenses for the nine months ended September 30, 2019 were $8.2 million, compared to $8.4 million for the first nine months of 2018, a decrease of $0.2 million, or 2%. The decrease in total other expenses for the nine months ended September 30, 2019 was driven primarily by a decrease in interest expense of $1.7 million, due to the repayment and conversion to equity of affiliate debt in connection with the Avista SPAC transaction, and a decrease in the change in fair value of warrant liability of $0.3 million due to the exercise of the underlying warrants, offset partially by a $1.9 million non-cash loss on the extinguishment of debt related to the write-off of unamortized debt discount from repayment of the master lease agreement upon entering into the New Credit Agreement as well as early payment penalties in March 2019.

Net loss for the nine months ended September 30, 2019 was $36.1 million, or $0.40 per share, compared to a net loss of $55.6 million, or $0.83 per share, for the first nine months of 2018.

Fiscal Year 2019 Revenue Guidance:

The Company is updating its fiscal year 2019 revenue expectations. For the twelve months ending December 31, 2019, the Company expects:

•

Net revenue of between $253 million and $260 million, representing growth of approximately 31% to 34% year-over-year, as compared to net revenue of $193.4 million for the twelve months ended December 31, 2018. The Company’s prior guidance range for net revenue was $250 million to $262 million, representing growth of 29% to 35% year-over-year.

•	The updated 2019 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $215 million and $220 million, representing growth of approximately 31% to 34% year-over-year as compared to net revenue of $164.3 million for the twelve months ended December 31, 2018.

•

Net revenue from Surgical & Sports Medicine products of between $38 million and $40 million, representing growth of approximately 31% to 37% year-over-year as compared to net revenue of $29.1 million for the twelve months ended December 31, 2018.

•

The 2019 net revenue guidance range also assumes that net revenue from the sale of PuraPly products will represent between $119 million and $124 million of net revenue, representing growth of approximately 70% to 78% year-over-year, as compared to net revenue of $69.8 million for the twelve months ended December 31, 2018.

Conference Call:

Management will host a conference call at 5:00 p.m. Eastern Time on November 12th to discuss the results of the quarter and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 4658443. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 4658443. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2019 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2018, as amended, and Item 1A (Risk Factors) of the Company’s Form 10-Q for the quarter ended September 30, 2019. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Angelyn Lowe

alowe@organo.com

781-774-9364

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash	$22,974	$21,291
Restricted cash	185	114
Accounts receivable, net	34,383	34,077
Inventory	20,184	13,321
Prepaid expenses and other current assets	3,117	2,328

Total current assets	80,843	71,131
Property and equipment, net	44,254	39,623
Notes receivable from related parties	536	477
Intangible assets, net	22,314	26,091
Goodwill	25,539	25,539
Deferred tax asset	238	238
Other assets	916	579

Total assets	$174,640	$163,678

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$5,000	$5,000
Redeemable common stock liability	—	6,762
Current portion of notes payable	—	2,545
Current portion of capital lease obligations	2,872	2,236
Accounts payable	28,251	19,165
Accrued expenses and other current liabilities	20,606	20,388

Total current liabilities	56,729	56,096
Line of credit	33,484	26,484
Notes payable, net of current portion	—	12,578
Term loan	49,599	—
Deferred rent	736	130
Capital lease obligations, net of current portion	14,893	15,418
Other liabilities	6,391	5,931

Total liabilities	161,832	116,637

Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 95,470,290 and 91,261,413 shares issued; 94,741,742 and 91,261,413 shares outstanding at September 30, 2019 and December 31, 2018, respectively.	9	9
Additional paid-in capital	179,408	177,272
Accumulated deficit	(166,609)	(130,240)

Total stockholders’ equity	12,808	47,041

Total liabilities and stockholders’ equity	$174,640	$163,678

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$64,265	$50,769	$186,336	$129,850
Cost of goods sold	19,131	19,477	55,557	51,298

Gross profit	45,134	31,292	130,779	78,552
Operating expenses:
Selling, general and administrative	49,475	38,583	147,325	114,483
Research and development	3,924	2,779	11,159	7,651
Write-off of deferred offering costs	—	—	—	3,494

Total operating expenses	53,399	41,362	158,484	125,628

Loss from operations	(8,265)	(10,070)	(27,705)	(47,076)

Other income (expense), net:
Interest expense, net	(2,427)	(2,940)	(6,392)	(8,131)
Change in fair value of warrants	—	(50)	—	(299)
Loss on the extinguishment of debt	—	—	(1,862)	—
Other income (expense), net	(1)	9	11	12

Total other income (expense), net	(2,428)	(2,981)	(8,243)	(8,418)

Net loss before income taxes	(10,693)	(13,051)	(35,948)	(55,494)
Income tax expense	(48)	(27)	(108)	(82)

Net loss	(10,741)	(13,078)	(36,056)	(55,576)
Non-cash deemed dividend to warrant holders	(645)	—	(645)	—
Net loss attributed to common shareholders	$(11,386)	$(13,078)	$(36,701)	$(55,576)

Net loss per share attributed to common shareholders—basic and diluted	$(0.12)	$(0.19)	$(0.40)	$(0.83)

Weighted-average common shares outstanding—basic and diluted	92,276,858	69,496,280	91,182,233	66,745,895

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(36,056)	$(55,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,553	2,608
Amortization of intangible assets	4,526	2,752
Non-cash interest expense	196	595
Deferred interest expense	974	179
Deferred rent expense	606	42
Gain on disposal of property and equipment	—	(1)
Write-off of deferred offering costs	—	3,494
Benefit recorded for sales returns and doubtful accounts	(29)	(18)
Provision recorded for inventory reserve	809	2,068
Stock-based compensation	700	820
Change in fair value of warrant liability	—	299
Loss on extinguishment of debt	1,862	—
Changes in fair value of forfeiture rights	—	589
Changes in operating assets and liabilities:
Accounts receivable	553	(815)
Inventory	(7,840)	145
Prepaid expenses and other current assets	(699)	(2,665)
Accounts payable	5,348	(508)
Accrued expenses and other current liabilities	85	(675)
Accrued interest—affiliate debt	—	2,859
Other liabilities	(715)	578

Net cash used in operating activities	(27,127)	(43,230)
Cash flows from investing activities:
Purchases of property and equipment	(2,526)	(1,495)
Proceeds from disposal of property and equipment	—	1
Acquisition of intangible asset	(250)	—

Net cash used in investing activities	(2,776)	(1,494)
Cash flows from financing activities:
Line of credit borrowings	7,000	2,616
Proceeds from term loan	50,000	—
Proceeds from long—term debt—affiliates	—	15,000
Proceeds from notes payable	—	5,000
Proceeds from equity financing	—	46,000
Repayment of notes payable	(17,585)	(10)
Proceeds from the exercise of stock options	163	111
Proceeds from the exercise of common stock warrants	628	—
Redemption of redeemable common stock placed into treasury	(6,762)	—
Principal repayments of capital lease obligations	(863)	(17)
Payment of debt issuance costs	(924)	(177)
Payment of equity issuance costs	—	(270)

Net cash provided by financing activities	31,657	68,253
Change in cash and restricted cash	1,754	23,529
Cash and restricted cash, beginning of period	21,405	2,358

Cash and restricted cash, end of period	$23,159	$25,887

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,922	$3,812
Cash paid for income taxes	$110	$62
Supplemental disclosure of non-cash investing and financing activities:
Non-cash deemed dividend related to warrant exchange	$645	$—
Debt and equity issuance costs included in accounts payable	$91	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$3,698	$39
Equipment acquired under capital lease	$973	$—
Acquisition of intangible assets included in accrued expenses and other liabilities	$500	$—

Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

We define EBITDA as net income (loss) before depreciation and amortization, net interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items consist of non-cash equity compensation, mark to market adjustments on our warrant liabilities, change in our contingent asset and liabilities, write-off of deferred offering costs, Avista merger transaction costs and loss on the extinguishment of debt. We have presented Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•	Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

•	Adjusted EBITDA excludes the impact of the changes in the fair value of our warrant liability and our contingent consideration forfeiture asset;

•

Adjusted EBITDA excludes the write-off of deferred offering costs in connection with an abandoned public offering, as well as merger transaction costs, consisting primarily of legal and professional fees;

•

Adjusted EBITDA excludes the loss on extinguishment of debt, which is a non-cash loss related to the write-off of unamortized debt issuance costs upon repayment of affiliate and third-party debt, and related prepayment penalties;

•	Adjusted EBITDA excludes the advisory, legal, and professional fees incurred in connection with the warrant exchange transactions;

•	Adjusted EBITDA excludes income tax expense (benefit); and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Net loss, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, has been included below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Net loss	$(10,741)	$(13,078)	$(36,056)	$(55,576)
Interest expense, net	2,427	2,940	6,392	8,131
Income tax expense	48	27	108	82
Depreciation	792	861	2,553	2,608
Amortization	1,529	918	4,526	2,752

EBITDA	(5,945)	(8,332)	(22,477)	(42,003)

Stock-based compensation expense	242	252	700	820
Change in contingent consideration forfeiture asset	—	—	—	589
Change in fair value of warrant liability	—	50	—	299
Loss on extinguishment of debt	—	—	1,862	—
Write-off of deferred offering costs	—	—	—	3,494
Merger transaction costs	—	748	—	748
Exchange offer transaction costs	916	—	916	—

Adjusted EBITDA	$(4,787)	$(7,282)	$(18,999)	$(36,053)

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